Exhibit (e)(13)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Agreement”) is dated and effective as of December 19, 2006 (the “Effective Date”), between MapInfo Corporation, a Delaware corporation with its principal office at One Global View, Troy, NY 12866 (“MapInfo”), and Pitney Bowes Inc., a Delaware corporation with its principal office at 1 Elmcroft Road, Stamford, Connecticut 06926 (“PBI”).

Background

A. PBI has requested MapInfo to provide certain information, which is either confidential or proprietary in nature, in connection with PBI’s consideration of a possible negotiated transaction between MapInfo and PBI (the “Transaction”); and in connection with such Transaction, PBI may provide MapInfo with certain information which is either confidential or proprietary in nature.

B. MapInfo and PBI each desires to protect the confidentiality of the information that it provides and to have the other party take or abstain from taking certain actions in accordance with the provisions of this Agreement.

Now, therefore, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a) Each of MapInfo and PBI is a “Disclosing Party” as to Evaluation Material concerning it that is furnished to the other party and is a “Receiving Party” as to Evaluation Material of the other party that is furnished to it.

(b) “Evaluation Material” means any information concerning Disclosing Party (whether prepared by Disclosing Party, its Representatives (as defined herein) or otherwise, and regardless of the form of communication) that is furnished to Receiving Party or any of its Representatives by or on behalf of Disclosing Party on or after the date hereof, and any portions of notes, analyses, compilations, studies, interpretations, memoranda, reports or other documents (regardless of the form thereof) prepared by Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, any information that is furnished to Receiving Party or its Representatives pursuant to this Agreement; provided, however, that “Evaluation Material” does not include information concerning Disclosing Party which:

(i) is or becomes generally available to the public other than as a result of a breach of this Agreement by Receiving Party or its Representatives;

(ii) was within Receiving Party’s or any of its Representative’s possession prior to it being furnished to Receiving Party or its Representatives by or on behalf of

Disclosing Party pursuant to this Agreement, provided that such information is not subject to another confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Disclosing Party with respect to such information;

(iii) becomes available to Receiving Party or any of its Representatives from a source other than Disclosing Party or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Disclosing Party with respect to such information; or

(iv) is independently developed by Receiving Party or others on its behalf without reference to or reliance upon any confidential or proprietary information furnished to Receiving Party or any of its Representatives by or on behalf of Disclosing Party.

(c) “Representatives” means, with respect to a party, its parents and subsidiaries, and its and their respective directors, officers, affiliates, employees, partners, agents or advisors (including without limitation attorneys, accountants, consultants and investment bankers).

(d) The term “person” shall be broadly interpreted to include the media and any corporation, company, partnership, joint venture, group, limited liability company, other entity or individual, and the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (such Act, as amended, being referred to herein as the “Exchange Act”).

2. Use and Disclosure of Evaluation Material.

(a) Except as otherwise provided in this Agreement, Receiving Party hereby agrees that it and its Representatives shall:

(i) use the other party’s Evaluation Material solely for the purpose of evaluating, negotiating and implementing a possible Transaction;

(ii) keep the other party’s Evaluation Material confidential in accordance with the provisions of this Agreement; and

(iii) not disclose any of the other party’s Evaluation Material except in accordance with the provisions of this Agreement;

provided, however, that Receiving Party may disclose any Evaluation Material to Receiving Party’s Representatives who need to know such information for the sole purpose of evaluating, negotiating and implementing a possible Transaction, provided that Receiving Party’s Representatives are informed of the confidential nature of such Evaluation Material and agree to use such information solely for the purpose of evaluating, negotiating and implementing a possible Transaction and likewise agree to maintain the confidentiality of such Evaluation Material.

(b) Except as otherwise provided in this Agreement, neither MapInfo nor PBI nor any of their respective Representatives shall disclose to any other person (i) the existence of this Agreement, (ii) the fact that Evaluation Material has been made available by it to the other party or by the other party to it, (iii) that discussions are taking place concerning a possible Transaction between the parties, (iv) any of the terms, conditions or other facts with respect thereto, or (v) the status of such discussions (collectively, the “Transaction Information”). Without limiting the foregoing, Receiving Party agrees that, for a period of eighteen (18) months from the Effective Date, neither it nor its Representatives will enter into any discussions or any agreement, understanding or arrangement with any person regarding participation by such person or others in a negotiated transaction with Disclosing Party, except that Receiving Party may, with Disclosing Party’s prior written consent, have discussions with other persons relating to obtaining debt (but not equity) financing for a negotiated transaction with Disclosing Party from commercial banks or other institutional sources if the persons with whom Receiving Party has such discussions agree to be bound by the terms of this Agreement.

(c) Receiving Party shall be liable to Disclosing Party for any use or disclosure by any of Receiving Party’s Representatives of (i) the Disclosing Party’s Evaluation Material or (ii) Transaction Information which, if done by Receiving Party itself, would be a breach of this Agreement. Receiving Party agrees, at its sole expense, to take reasonable measures to restrain its Representatives from making or allowing to be made prohibited or unauthorized uses or disclosures of the Disclosing Party’s Evaluation Material and Transaction Information.

(d) To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to such protection under these privileges or doctrines, under this Agreement and under the joint defense doctrine.

3. Legally Required Disclosure.

If Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Disclosing Party’s Evaluation Material or Transaction Information, Receiving Party shall, except as prohibited by law, provide Disclosing Party with prompt written notice of any such request or requirement so that Disclosing Party may seek, at Disclosing Party’s expense, a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If Disclosing Party seeks a protective order or other remedy, Receiving Party shall provide such cooperation, at Disclosing Party’s expense, as Disclosing Party shall reasonably request. If, in the absence of a protective order or other remedy or the receipt by Receiving Party of a waiver from Disclosing Party, Receiving Party or any of its Representatives is nonetheless, in the opinion of its legal counsel, legally compelled to disclose Evaluation Material or Transaction Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, Receiving Party or such Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Disclosing Party’s Evaluation Material or Transaction Information which such counsel advises Receiving Party or such Representatives in writing is legally required to be disclosed, provided that Receiving Party and such Representatives shall exercise reasonable best efforts, at Disclosing Party’s expense, to minimize the disclosure of the Disclosing Party’s Evaluation Material or Transaction Information and to preserve the confidentiality thereof. Notwithstanding the foregoing, if Receiving Party is required to disclose Evaluation Material or Transaction Information by law or the rules or regulations of any regulatory authority having jurisdiction over Receiving Party or a stock exchange or interdealer quotation system on which Receiving Party’s securities are traded or quoted, Receiving Party may make such disclosure to the extent required (in which case Receiving Party shall use reasonable efforts to give Disclosing Party the opportunity to comment on the planned disclosure).

4. Return of Evaluation Material.

At any time upon the written request of Disclosing Party for any reason or upon the Receiving Party’s determination not to proceed with a transaction with Disclosing Party:

(a) Receiving Party shall promptly (and in no event later than five (5) business days after such request) return to Disclosing Party or destroy (and certify in writing to Disclosing Party that it has destroyed) all Evaluation Material (and all copies thereof) furnished to Receiving Party or its Representatives by or on behalf of Disclosing Party, and shall not retain any copies, extracts or other reproductions (including Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material; and

(b) Receiving Party and its Representatives shall destroy all Evaluation Material prepared by Receiving Party or its Representatives and shall not retain any copies, extracts or other reproductions (including Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material, and such destruction shall be certified in writing to Disclosing Party by an authorized officer of Receiving Party upon the request of Disclosing Party.

Notwithstanding the foregoing, one copy of written or other tangible Evaluation Material may be kept by the Receiving Party in a secure location solely to the extent required to comply with applicable laws, provided that such copy is retained in a segregated area under the exclusive control of (i) if MapInfo is the Receiving Party, its general counsel, and (ii) if PBI is the Receiving Party, its Vice President of Corporate Development.

Notwithstanding the return or destruction of Evaluation Material, Receiving Party and its Representatives shall continue to be bound by their obligations hereunder.

5. Term.

This Agreement shall apply to all Evaluation Material disclosed prior to the date that is twenty-four (24) months after the Effective Date. Unless otherwise expressly stated herein, the obligations set forth in this Agreement shall continue until the third (3rd) anniversary of the date of initial disclosure of such Evaluation Material; provided, however, that if Disclosing Party notifies Receiving Party that any specific Evaluation Material is subject to a confidentiality obligation owed to a third party on the part of Disclosing Party that extends beyond such third (3rd) anniversary, Receiving Party shall abide by the obligations set forth in this Agreement with respect to such Evaluation Material for the term of Disclosing Party’s confidentiality obligation applicable to such Evaluation Material.

6. Nonsolicitation.

For a period of eighteen (18) months from the Effective Date, PBI shall not solicit to employ any person who (i) is an officer of MapInfo or any of its subsidiaries whose name includes the word MapInfo, or (ii) is employed in any capacity by MapInfo or any of its subsidiaries whose name includes the word MapInfo and with whom Representatives of PBI first came in contact or first identified during the process of considering a Transaction; provided, however, that this section shall not prevent PBI or its affiliates from soliciting or hiring a person identified in clause (i) or (ii) (a “Covered Person”) if: (1) such Covered Person contacts PBI or its affiliates or Representatives on the Covered Person’s own initiative without any direct or indirect solicitation by or encouragement from PBI or its Representatives; (2) the personnel of PBI or its affiliates who solicited or hired the Covered Person have no knowledge of any Evaluation Material and none of the personnel of PBI who have knowledge of any Evaluation Material have actual advance knowledge of such solicitation; (3) such Covered Person responds to a general solicitation of employment not specifically directed toward MapInfo or any of its subsidiaries whose name includes the word MapInfo or particular employees of MapInfo or any of its subsidiaries whose name includes the word MapInfo; (4) such Covered Person is brought to PBI’s or one of its affiliate’s attention by an agency, search firm or other independent third party without direction by PBI or its affiliate to do so; or (5) PBI or one of its affiliates was discussing employment with such Covered Person prior to the Effective Date.

7. Standstill.

PBI agrees that, for a period of eighteen (18) months from the Effective Date, unless PBI shall have been specifically invited in writing by MapInfo, neither PBI nor any of its affiliates shall in any manner, directly or indirectly:

(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of MapInfo, (ii) any tender or exchange offer, merger or other business combination involving MapInfo, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to MapInfo, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of MapInfo;

(b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of MapInfo;

(c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of MapInfo;

(d) take any action which might force MapInfo to make a public announcement regarding any of the types of matters set forth in subsection (a) above;

(e) enter into any discussions or arrangements with any person with respect to any of the foregoing; or

(f) communicate with MapInfo’s stockholders with respect to any of the foregoing.

8. Trading in Securities.

PBI and MapInfo each acknowledges that it is aware (and that its Representatives who are apprised of a possible Transaction have been or will be so advised) that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9. No Representations and Warranties; Relationship to Definitive Agreement.

(a) PBI and MapInfo each understands and acknowledges that: (i) neither the other party nor its affiliates, nor any of the other party’s Representatives (including, in the case of MapInfo, Jefferies Broadview and its affiliates), nor any of the other party’s or its affiliates’ or its Representatives’ respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Exchange Act, has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material; and (ii) none of such persons or entities shall have any liability to the other party or any of its Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a definitive agreement between the parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For purposes of this Agreement, the term “definitive agreement” does not include any executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any offer or bid made by one party.

(b) PBI and MapInfo each understands and agrees that no contract or agreement providing for any transaction involving the parties shall be deemed to exist unless and until a definitive agreement has been executed and delivered, and PBI and MapInfo each hereby waives in advance any claims, including without limitation claims for breach of contract, in connection with any transaction between the parties unless and until the parties shall have entered into a definitive agreement. PBI and MapInfo each also agrees that unless and until a definitive agreement regarding a transaction between the parties has been executed and delivered, the other party will not be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any other written or oral communication with respect to such transaction, except for the matters specifically agreed to herein.

(c) PBI and MapInfo each reserves the right, in its sole discretion, to reject any and all proposals made by the other party with regard to a transaction between the parties and to terminate discussions and negotiations with the other party at any time and for any reason or no reason. PBI understands that MapInfo and its Representatives shall be free to conduct any process for any transaction in such manner as they, in their sole discretion, shall determine (including without limitation negotiating with other parties and entering into a preliminary or definitive agreement without prior notice to PBI or any other person), and that any procedures relating to such process or transaction may be changed at any time without notice to PBI or any other person.

10. Contacts and Communications.

For a period of eighteen (18) months from the Effective Date: (a) PBI agrees that all contacts or communications by it or its Representatives with MapInfo regarding a possible Transaction or the Evaluation Material, all requests for additional information, facility tours or management meetings, and all discussions or questions regarding procedures with respect to a possible Transaction, will be submitted or directed only (i) to Jefferies Broadview or (ii) as MapInfo shall otherwise instruct in writing, and (b) without the express prior consent of MapInfo, PBI agrees that it will not, directly or indirectly, contact or communicate with any officer, employee, director, stockholder, agent, customer or business partner of Disclosing Party regarding Evaluation Material or a possible Transaction.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(b) PBI and MapInfo each recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and that irreparable damage may result to the other party if information contained therein or derived therefrom is disclosed to any person except as herein provided or is used for any purpose other than the evaluation, negotiation and implementation of a possible Transaction. PBI and MapInfo each further understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement by it or any of its Representatives, and that the other party may be entitled to equitable relief, including without limitation injunctive relief and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all of a party’s other remedies available at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that Receiving Party has breached this Agreement, then Receiving Party shall be liable for and pay to Disclosing Party the reasonable legal fees and disbursements that Disclosing Party has incurred in connection with such litigation, including without limitation any appeal therefrom.

(c) This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party; provided, however, that no such consent shall be required, and this Agreement may be assigned by a party, in the case of a sale by such party of all or substantially all of its business or assets, whether by merger, sale of assets or otherwise. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(d) This Agreement contains the entire agreement between the parties concerning the subject matter hereof. No provision of this Agreement may be waived or amended except by the express written consent of the parties. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(e) All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly delivered one (1) business day after it is sent for next-business-day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to MapInfo:

MapInfo Corporation

One Global View

Troy, NY 12866

Attention: General Counsel

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA -02109

Attention: David A. Westenberg, Esq.

If to Receiving Party:

Pitney Bowes Inc.

1 Elmcroft Road

Stamford, Connecticut 06926

Attention: David Kleinman, Vice President, Corporate Development

With a copy to:

Pitney Bowes Inc.

1 Elmcroft Road

Stamford, Connecticut 06926

Attention: Vice President, Law – Mergers and Acquisitions

Either party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed duly given unless and until the party for whom it is intended actually receives it. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(f) For the convenience of the parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both parties.

(g) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Each Disclosing Party acknowledges that it is not acting as an advisor to the Receiving Party and will not receive any amount that could be construed as a “minimum fee” within the meaning of United States Treas. Reg. Section 1.6011-4(b)(3) (or any successor thereto). In the event one party claims that the Transaction is a proprietary or exclusive transaction, then that party will confirm in writing to the other party that there is no limitation on disclosure of the United States federal tax treatment or tax structure of the Transaction.

[Remainder of page intentionally left blank]

Executed as of the date first above written.

MAPINFO CORPORATION

By:	/s/ Jason W. Joseph
Title:	General Counsel and Secretary

PITNEY BOWES INC.

By:	/s/ David Kleinman
Title:	Vice President, Corporate Development

[Signature page to Confidentiality Agreement]